URANIUM 308 CORP.
2820 W. Charleston Blvd., Suite 22
Las Vegas, NV 89102

Symbol: URCO - OTCBB

June 4, 2008
NEWS RELEASE

COMPANY ANNOUCES PROGRESS OF DRILLING
PROGRAM AT JANCHIVLAN, MONGOLIA

Las Vegas, Nevada U.S.A. – Uranium 308 Corp. (OTC-BB:URCO) (The “Company”) is pleased to announce the progress of its drilling program at Janchivlan, Mongolia about 70 kilometers southeast of Ulaan Baatar (see news release dated April 24, 2008).

Diamond core drilling began on the South Block target area on April 17, 2008 with one drill rig. A second diamond drill rig was added on May 15, 2008. To date, four holes have been completed for a total of 2170 meters drilled. Specific targets in the drill holes are radiometric zones, coincident with fracturing and brecciation, encountered in trenching from last year’s program. Upon completion, each hole is radiometrically probed through the drill pipe, sometimes with an additional thickness of casing, using an uncalibrated, down hole instrument. Results received so far are qualitative in nature, but are encouraging nonetheless. A number of zones of significant radioactivity were encountered. These are accompanied in the core by fracturing, brecciation, iron oxide staining, purple fluorite, and other mineralization. Radiometric logging of the core with a hand-held gamma ray spectrometer has also revealed radiometric anomalies, especially beta radiation, in the same zones.

Hole UDH-08-01 was drilled at -45o, S 15o E to a total depth of 667 meters. Significant radioactivity, at least 2x background, was encountered in 9 zones, at 10 meters, 58 meters, 93 meters, 142 meters, 201 meters, 363 meters, 477 meters, 505 meters, and 610 meters. Apparent thicknesses vary from 1 meter to as much as 60 meters. This hole was ended in radioactive material because of drill problems. Many of the zones are known from nearby trenches, but the most significant zone was unexpected and may constitute a new discovery zone. This zone begins at 610 meters and extends to the bottom of the hole, an apparent thickness of 60 meters.

Hole UDH-08-02, located about 125 meters to the northwest of hole UDH-08-01, was drilled at -45o, S 15o E to a total depth of 504 meters. Significant radioactivity was encountered in 14 zones, at 15 meters, 55 meters, 90 meters, 154 meters, 198 meters, 213 meters, 250 meters, 303 meters, 313 meters, 381 meters, 410 meters, 427 meters, 454 meters, and 465 meters. Apparent thicknesses range to as much as 40 meters.

Hole UDH-08-03, located about 164 meters to the northeast of hole UDH-08-01, was drilled at -45o, due south to a total depth of 581 meters. Significant radioactivity was encountered in 4 thick zones, a complex zone beginning at 5 meters and ending at 52 meters, another complex zone from 64 meters to 76 meters, another complex zone from 98 meters to 144 meters, and 270 meters.

Hole UDH-08-04, located about 400 meters to the southwest of hole UDH-08-01, was drilled at -45o, due south to a total depth of 418 meters. It encountered zones of significant radioactivity at 5 meters, 14 meters, 23 meters, 57 meters, 75 meters, 97 meters, 127 meters, 143 meters, 172 meters, a complex zone beginning at 256 meters and ending at 310 meters, another simple zone at 338 meters, and a complex zone beginning at 376 meters and ending at 397 meters.

Activation Laboratories of Canada will prepare and process the drill core samples at its facilities in Ulaanbaatar. Activation will conduct the final analysis in its labs in Ontario, Canada.

Although, no quantitative uranium grades are known for the above radioactive zones at this time as the analytical results are pending, management is very encouraged by the results so far. Due to the apparent success of the drilling in the South Block target area, the second drill rig remains in the south for the present. Additional drill rigs are planned for the near future.

This work is being done to Canadian National Instrument 43-101 standards and is being supervised by Dr. Earl W. Abbott, a Qualified Person under NI 43-101.

On behalf of the Board of Directors,

Dennis Tan, CEO and Director

About Uranium 308 Corp.
Uranium 308 Corp. is a mineral exploration and development company engaged in the acquisition, exploration and development of large scale low-cost, high-value properties internationally. Uranium 308 Corp.’s current primary focus is uranium exploration in Mongolia. www.uranium308corp.com.

For more information, please contact: Investor Relations: 1-866-892-5232

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Uranium 308 Corp., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Uranium 308 Corp. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Uranium 308 Corp. does not undertake any obligation to update any forward looking statement, except as required under applicable law.